                                                                      EXHIBIT 12


                        KRAFT FOODS INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)


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
                                             Years Ended December 31,
                                 ------------------------------------------------
                                 2001       2000       1999       1998       1997
                                 ----       ----       ----       ----       ----
Earnings before income taxes   $3,447     $3,415     $3,040     $2,999     $3,083

Add (Deduct):
Equity in net earnings
   of less than 50%
   owned affiliates               (41)       (50)       (51)       (28)       (28)
Dividends from less
   than 50% owned
   affiliates                      21         12         10          9         10
Fixed charges                   1,581        710        646        638        593
Interest capitalized,
   net of amortization             (3)        --         (2)        (1)        (3)
                               ------     ------     ------     ------     ------
Earnings available for
   fixed charges               $5,005     $4,087     $3,643     $3,617     $3,655
                               ======     ======     ======     ======     ======
Fixed charges:
Interest incurred:
   Interest expense            $1,452     $  615     $  547     $  549     $  500
   Capitalized interest             5          3          4          3          5
                               ------     ------     ------     ------     ------

                                1,457        618        551        552        505
Portion of rent expense
   deemed to represent
   interest factor                124         92         95         86         88
                               ------     ------     ------     ------     ------

Fixed charges                  $1,581     $  710     $  646     $  638     $  593
                               ======     ======     ======     ======     ======
Ratio of earnings to
   fixed charges                  3.2        5.8        5.6        5.7        6.2
                               ======     ======     ======     ======     ======
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